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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement of Quaker State Corporation on Form S-3 of our reports dated January 30, 1996, on our audits of the consolidated financial statements and financial statement schedule of Quaker State Corporation and Subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which reports are included in or are incorporated by reference in the Quaker State Corporation Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."

COOPERS & LYBRAND L.L.P.


/s/  Coopers & Lybrand L.L.P.


Dallas, Texas

October 10, 1996





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